Exhibit 10.9

CANOPY GROWTH CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

As of June 19, 2023

The following table reflects the compensation program for non-employee directors1 of Canopy Growth Corporation as of June 19, 2023, consisting of cash retainer payments and grants of restricted share units (“RSUs”), as previously recommended by the Corporate Governance, Compensation and Nominating Committee (“CGCN Committee”) and approved by the Canopy Growth Corporation board of directors:

Annual Amount ($C)
Board of Directors Chair Retainer	225,000
Annual RSU Grants to Board of Directors Chair	225,000
Board Retainer	150,000
Annual RSU Grants to Non-Chair Board Members	150,000
Audit Committee Chair Retainer	30,000
Audit Committee Member Retainer	15,000
CGCN Committee Chair Retainer	30,000
CGCN Committee Member Retainer	15,000

1Non-employee directors Robert Hanson, Garth Hankinson, and Jim Sabia have waived their respective rights to receive non-employee director compensation.